Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bristow Group Inc.:

We consent to the incorporation by reference in the registration statement No. 333‑214402 on Form S-8 and No. 333-231879 on Form S-3 of Bristow Group Inc. (formerly Era Group Inc.) of our report dated June 11, 2020, with respect to the consolidated balance sheets of Bristow Group Inc. and subsidiaries as of March 31, 2020 (Successor) and March 31, 2019 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ investment and redeemable noncontrolling interest for the five months ended March 31, 2020 (Successor) and the seven months ended October 31, 2019 (Predecessor) and for each of the two-year period ended March 31, 2019 (Predecessor), and the related notes (collectively, the consolidated financial statements), which report appears in the Form 8‑K of Bristow Group Inc. dated June 17, 2020.

Our report refers to the change in the basis of presentation. The Company’s consolidated financial statements as of March 31, 2020 and for the Successor period have been prepared in conformity with Accounting Standards Codification 852, Reorganizations, with the Company’s assets, liabilities and a capital structure having carrying amounts not comparable with prior periods.

Our report refers to a change in accounting principle for leases as of April 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and subsequent amendments thereto.

/s/ KPMG LLP

Houston, Texas
June 17, 2020